UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thompson, Cary
   c/o Aames Financial Corporation
   350 S. Grand Ave.
   52nd Floor
   Los Angeles, CA  90071
   USA
2. Issuer Name and Ticker or Trading Symbol
   Aames Financial Corporation
   AAM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February, 1997
5. If Amendment, Date of Original (Month/Year)
   February, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer***
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |02/04/|M   | |7,500             |A  |$11.92     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/04/|M   | |10,000            |A  |$5.50      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/04/|M   | |32,500            |A  |$17.25     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/04/|S   | |49,400            |D  |$40.00     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/04/|S   | |600               |D  |$40.125    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/13/|M   | |58,250            |A  |$17.25     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/13/|S   | |5,950             |D  |$40.625    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/13/|S   | |2,300             |D  |$40.50     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/13/|S   | |1,500             |D  |$40.75     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/13/|S   | |8,800             |D  |$40.875    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/13/|S   | |39,700            |D  |$40.50     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/14/|M   | |6,000             |A  |$17.25     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/14/|S   | |6,000             |D  |$40.25     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/18/|M   | |20,100            |A  |$17.25     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/18/|S   | |3,500             |D  |$45.50     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/18/|S   | |16,600            |D  |$40.625    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/19/|M   | |10,000            |A  |$17.25     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/19/|S   | |10,000            |D  |$39.375    |16,894**           |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$11.92  |02/04|M   | |7,500      |D  |12/31|07/24|Common Stock|7,500  |       |11,250*     |D  |            |
(right to buy)        |        |/97  |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Employee Stock Option |$5.50   |02/04|M   | |10,000     |D  |12/31|01/30|Common Stock|10,000 |       |-0-         |D  |            |
(right to buy)        |        |/97  |    | |           |   |/96  |/02  |            |       |       |            |   |            |
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Employee Stock Option |$17.25  |02/04|M   | |32,500     |D  |03/11|06/21|Common Stock|32,500 |       |            |D  |            |
(right to buy)        |        |/97  |    | |           |   |/96  |/06  |            |       |       |            |   |            |
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Employee Stock Option |$17.25  |02/13|M   | |58,250     |D  |03/11|06/21|Common Stock|58,250 |       |            |D  |            |
(right to buy)        |        |/97  |    | |           |   |/96  |/06  |            |       |       |            |   |            |
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Employee Stock Option |$17.25  |02/14|M   | |6,000      |D  |03/11|06/21|Common Stock|6,000  |       |            |D  |            |
(right to buy)        |        |/97  |    | |           |   |/96  |/06  |            |       |       |            |   |            |
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Employee Stock Option |$17.25  |02/18|M   | |20,100     |D  |03/11|06/21|Common Stock|20,100 |       |            |D  |            |
(right to buy)        |        |/97  |    | |           |   |/96  |/06  |            |       |       |            |   |            |
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Employee Stock Option |$17.25  |02/19|M   | |10,000     |D  |03/11|06/21|Common Stock|10,000 |       |934,725*    |D  |            |
(right to buy)        |        |/97  |    | |           |   |/96  |/06  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
*Number of shares adjusted for 3-for-2 stock split in the form of a stock dividend paid on February 21, 1997.
**The purpose of this amendment is to correct the number of shares beneficially held by the reporting person at the end of February, 1997. The amount originally reported was the result of a clerical error and the reporting person has not bought or sold any shares since the date this form was originally filed.
***At the time this form was originally filed, the reporting person was the Company's Chief Operating Officer and a director and has since been appointed the Company's Chief Executive
Officer.
SIGNATURE OF REPORTING PERSON
Cary H. Thompson
DATE
11/10/97